Exhibit 3.255

CERTIFICATE OF FORMATION

OF

CO-GOLDEN-21214 CEDAR LAKE ROAD, LLC

This Certificate of Formation of CO-GOLDEN-21214 Cedar Lake Road, LLC (the “Company”), dated October 22, 2013 is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et. seq.)

FIRST. The name of the limited liability company formed hereby is:

CO-GOLDEN-21214 CEDAR LAKE ROAD, LLC

SECOND. The address of the registered office of the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, New Castle County. The name of the registered agent of the Company for the service of process at such address is Corporation Service Company.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Jack Rodden
Jack Rodden
Authorized Person